                                                                   EXHIBIT 10.11



                              AMENDED AND RESTATED
                                COMPANY AGREEMENT

                                       of

                            ODYSSEY HOLDINGS, L.L.C.,
                      a Delaware limited liability company

                                TABLE OF CONTENTS

                                                    PAGE
                                                    ----

ARTICLE I
          FORMATION ..................................1
     1.1  Organization ...............................1
     1.2  Name .......................................1
     1.3  Effective Date .............................1
     1.4  Term .......................................1
     1.5  Registered Agent and Office ................1
     1.6  Principal Place of Business ................2

ARTICLE II
         DEFINITIONS .................................2
     2.1  Acceptance Notice ..........................2
     2.2  Act ........................................2
     2.3  Additional Member ..........................2
     2.4  Additional NICC Budget .....................2
     2.5  Affiliate ..................................2
     2.6  Articles ...................................2
     2.7  Bank .......................................2
     2.8  Bankrupt Member ............................3
     2.9  Base NICC Budget ...........................3
     2.10 Business Day ...............................3
     2.11 Business Plan ..............................3
     2.12 Budget .....................................3
     2.13 Capital Account ............................3
     6.14 Capital Contribution .......................3
     2.15 Capital Interest ...........................3
     2.16 Change of Control ..........................3
     2.17 Channel ....................................4
     2.18 Code .......................................4
     2.19 Common Interest ............................4
     2.20 Company ....................................4
     2.21 Company Agreement ..........................4
     2.22 Company Property ...........................4
     2.23 Continuing Member ..........................4

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
     2.24 Contribution Agreement .....................4
     2.25 CPI ........................................4
     2.26 Credit Facility ............................4
     2.27 Default Date ...............................4
     2.28 Deficit Capital Account ....................4
     2.29 Depreciation ...............................5
     2.30 Dissociation ...............................5
     2.31 Distributable Cash .........................5
     2.32 Effective Date .............................6
     2.33 Fiscal Year ................................6
     2.34 F&V Reserved Time ..........................6
     2.35 Faith and Values Programming ...............6
     2.36 Governance Committee .......................6
     2.37 Gross Asset Value ..........................6
     2.38 Hallmark ...................................7
     2.39 Hallmark Program License Agreement .........7
     2.40 Hallmark Sub ...............................7
     2.41 Henson .....................................7
     2.42 Henson Program License Agreement ...........7
     2.43 Henson Sub .................................7
     2.44 HSR ........................................8
     2.45 Information ................................8
     2.46 Initial Acceptance Notice ..................8
     2.47 Initial Budget .............................8
     2,48 Initial Business Plan ......................8
     2.49 Initial Capital Contribution ...............8
     2.50 Initial Members ............................8
     2.51 Liberty ....................................8
     2.52 Losses .....................................8
     2.53 Major Decisions ............................8
     2.54 Mandatory Capital Contribution .............8
     2.55 Member .....................................8
     2.56 Membership Interest ........................8
     2.57 Mission Statement ..........................8
     2.58 Money ......................................8
     2.59 NDTC .......................................9
     2.60 Net Profits or Net Losses ..................9
     2.61 New Member .................................9
     2.62 NICC.......................................10

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
     2.63  NICC Budget ..............................10
     2.64  NICC Programming .........................10
     2.65  NICC Program License Agreement ...........10
     2.66  NICC Reserved Time .......................10
     2.67  Offered Interest .........................10
     2.68  Offer Price ..............................10
     2.69  Offerees .................................10
     2.70  Offering Member ..........................10
     2.71  Offer Notice .............................10
     2.72  Organization .............................10
     2.73  Permitted Transfer .......................10
     2.74  Permitted Transferee .....................10
     2.75  Person ...................................10
     2.76  Preferred Interest .......................10
     2.77  Preferred Liquidation Preference .........11
     2.78  Prime Rate ...............................11
     2.79  Principal Office .........................11
     2.80  Proceeding ...............................11
     2.81  Programming Advisory Committee ...........11
     2.82  Programming Philosophy ...................11
     2.83  Program Schedule .........................11
     2.84  Projections ..............................11
     2.85  Property .................................11
     2.86  Purchase Agreement .......................11
     2.87  Purchasing Members .......................12
     2.88  Regulations ..............................12
     2.89  Reserves .................................12
     2.90  ROFO Acceptance Period ...................12
     2.91  Roll-Over Budget .........................12
     2.92  Second Acceptance Notice .................12
     2.93  Second Offer Notice ......................12
     2.94  Second ROFO Acceptance Period ............12
     2.95  Service Agreements .......................12
     2.96  Sharing Ratio ............................12
     2.97  Standards and Practices ..................12
     2.98  Substitute Member ........................12
     2.99  Tax Distribution .........................12
     2.100 Taxable Year .............................13
     2.101 Taxing Jurisdiction.......................13

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
     2.102 Third-Party Sale .........................11
     2.103 Transaction Documents ....................13
     2.104 Transfer .................................13
     2.105 Transferred Assets .......................13
     2.106 Transferring Member ......................13
     2.107 Ultimate Beneficial Owner ................13
     2.108 Unpaid Amount ............................13
     2.109 VGI ......................................14
     2.110 VMC ......................................14
     2.111 Voting Power .............................14
     2.112 Yearly Preferred Liquidation Payment .....14

ARTICLE III
           NATURE OF BUSINESS .......................14

ARTICLE IV
           ACCOUNTING AND RECORDS ...................14
     4.1   Records to be Maintained .................14
     4.2   Reports to Members........................15

ARTICLE V
           MEMBERS ..................................15
     5.1   Members ..................................15
     5.2   Classes ..................................16
     5.3   Liability of Members .....................16
     5.4   Indemnification ..........................16
     5.5   Representations and Warranties ...........18
     5.6   Conflicts of Interest ....................19
     5.7   Terms of the Preferred Interest ..........20

ARTICLE VI
           MANAGEMENT AND CONTROL OF COMPANY ........21
     6.1   Governance Committee .....................21
     6.2   Authority to Bind the Company ............23
     6.3   Appointment of Vice President of
           Religious Affairs ........................25


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
     6.4  Actions of the Governance Committee .......25
     6.5  Approval of Business Plan .................25
     6.6  NICC Budget ...............................26
     6.7  Programming ...............................26
     6.8  Programming Advisory Committee ............27
     6,9  NICC and Faith and Values Programming .....28
     6.10 Compensation of the Governance Committee
          and Programming Advisory Committee ........28
     6.11 Standard of Care ..........................29
     6.12 Part-Time Subscribers .....................29

ARTICLE VII
          CONTRIBUTIONS AND CAPITAL ACCOUNTS ........29
     7.1  Members' Initial Capital Contribution .....29
     7.2  Mandatory Capital Contributions ...........30
     7.3  Capital Accounts ..........................31
     7.4  Capital Account Deficit ...................32
     7.5  Withdrawal or Reduction of Members'
          Contributions .............................32

ARTICLE VIII
          ALLOCATIONS AND DISTRIBUTIONS, ELECTIONS AND
          REPORTS ...................................32
     8.1  Allocations of Profits and Losses .........32
     8.2  Special Allocations to Capital Accounts
          and Certain Other Income Tax Allocations,
          Notwithstanding Section 8.1 Hereof ........34
     8.3  Distributions .............................36
     8.4  Limitation Upon Distributions .............37
     8.5  Accounting Principles .....................37

ARTICLE IX
          TAXES .....................................38
     9.1  Elections .................................38
     9.2  Taxes of Taxing Jurisdictions .............38
     9.3  Tax Matters Partner .......................38

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
ARTICLE X
           TRANSFER OF MEMBERSHIP INTERESTS .........39
     10.1  General ..................................39
     10.2  Change of Control ........................40
     10.3  Permitted Transfers ......................40
     10.4  Right of First Offer .....................41
     10.5  Requirements of Transfer .................43
     10.6  Transfers not in Compliance with this
           Article Void .............................43

ARTICLE XI
           DISSOCIATION OF A MEMBER .................43
     11.1  Dissociation .............................43

ARTICLE XII
           ADMISSION OF ADDITIONAL MEMBERS ..........43
     12.1  Admission of Substitute Members ..........44
     12.2  Admission of Additional Members ..........44

ARTICLE XIII
           DISSOLUTION AND WINDING UP ...............44
     13.1  Dissolution ..............................44
     13.2  Effect of Dissolution ....................44
     13.3  Distribution of Assets on Dissolution ....44
     13.4  Winding Up and Certificate of
           Dissolution ..............................45

ARTICLE XIV
           AMENDMENT ................................45
     14.1  Company Agreement May Be Modified ........45
     14.2  Amendment or Modification of Company
           Agreement ................................45

ARTICLE XV
           MISCELLANEOUS PROVISIONS .................45
     15.1  Entire Agreement .........................45
     15.2  No Partnership Intended for Nontax
           Purposes .................................45

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
     15.3  Rights of Creditors and Third Parties
           under Company Agreement ..................46
     15.4  Confidentiality ..........................46
     15.5  Public Announcements .....................47
     15.6  Agreement, Effect of Inconsistencies
           with Act .................................47
     15.7  Notice ...................................48
     15.8  Legend ...................................48
     15.9  Interpretation ...........................49
     15.10 Binding Effect ...........................49
     15.11 Severability .............................49
     15.12 Multiple Counterparts ....................49
     15.13 Remedies Cumulative ......................49
     15.14 Waiver ...................................49
     15.15 Acknowledgment ...........................49

    EXHIBITS

    A   Member Summary
    B   Mission Statement
    C   Programming Philosophy
    D   Standards and Practices
    E   Projections
    F   Intentionally Omitted
    G   Mandatory Capital Contributions

                              AMENDED AND RESTATED
                                COMPANY AGREEMENT

     This Amended and Restated Company Agreement (the "COMPANY AGREEMENT") of Odyssey Holdings, L.L.C., a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the "C0MPANY"), is entered into and shall be effective as of the Effective Date, by and among the Company and the persons executing this Company Agreement as Members.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the persons executing this Company Agreement as Members, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                    FORMATION

     1.1 ORGANIZATION - The Members hereby organize the Company as a Delaware limited liability company pursuant to the provisions of the Act.

     1.2 NAME - The name of the Company is Odyssey Holdings, L.L.C., and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

     1.3 EFFECTIVE DATE - This Company Agreement shall become effective on November 13, 1998 (the "EFFECTIVE DATE").

     1.4 TERM - The term of the Company commenced on June 20, 1995, the date of filing the Certificate of Formation, and shall continue until the Company is dissolved and its affairs wound up in accordance with the Act and this Company Agreement.

     1.5 REGISTERED AGENT AND OFFICE - The Company's initial registered office shall be the office of its registered agent at 32 Loockerman Square, Suite L-100, Dover, Delaware 19904 and the name of its initial registered agent at such address shall be The Prentice-Hall Corporation System, Inc. The Governance Committee may, by unanimous consent, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Governance Committee shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Governance Committee shall fail to designate a replacement

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registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address upon notice to the other Members.

     1.6 PRINCIPAL PLACE OF BUSINESS - The principal place of business of the Company shall be the City of Los Angeles (the "PRINCIPAL OFFICE"). The Company may locate its places of business and registered office at any other place or places as the Governance Committee may, by unanimous consent, deem advisable.

                                   ARTICLE II
                                   DEFINITIONS

     For purposes of this Company Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

     2.1 ACCEPTANCE NOTICE - has the meaning set forth in Section 10.4.1 below.

     2.2 ACT - The Delaware Limited Liability Company Act, as amended from time to time.

     2.3 ADDITIONAL MEMBER - A Member other than an Initial Member or a Substitute Member who has acquired a Membership Interest from the Company.

     2.4 ADDITIONAL NICC BUDGET - has the meaning set forth in Section 6.6.

     2.5 AFFILIATE - with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term "controls," "controlled by," or "under common control with" shall mean the power to direct or cause the direction of the management and policies of a person or a person or entity, whether through the ownership of voting securities, by contract or otherwise.

     2.6 ARTICLES - The Certificate of Formation of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State of Delaware.

     2.7 BANK - Any domestic commercial bank of recognized standing having capital and surplus in excess of $250 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.

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     2.8 BANKRUPT MEMBER - A Member who: (1) institutes proceedings to be adjudicated voluntarily bankrupt, (2) consents to the filing of a bankruptcy proceeding against such Member, (3) files a petition, answer or consent seeking reorganization under any bankruptcy or similar law or statute, consents to the filing of any such petition, or to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency against such Member or any substantial part of such Member's assets or property, (4) makes a general assignment for the benefit of creditors or (5) takes any action in furtherance of any of the foregoing.

     2.9 BASE NICC BUDGET - has the meaning set forth in Section 6.6 below.

     2.10 BUSINESS DAY - Any day other than Saturday, Sunday or any legal holiday observed in the States of Colorado, California or New York.

     2.11 BUSINESS PLAN - has the meaning set forth in Section 6.5 below.

     2.12 BUDGET - has the meaning set forth in Section 6.5 below.

     2.13 CAPITAL ACCOUNT - As of any given date, the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to
Article VII.

     2.14 CAPITAL CONTRIBUTION - Any contribution to the capital of the Company in cash or property by a Member whenever made.

     2.15 CAPITAL INTEREST - The proportion that a Member's positive Capital Account bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances as may be adjusted from time to time.

     2.16 CHANGE OF CONTROL - shall be deemed to occur (i) with respect to any Member, if no Ultimate Beneficial Owner of such Member beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) in the aggregate at least 50% of the voting rights or disposition rights with respect to such Member's Membership Interests on the date hereof and (ii) additionally, with respect to VMC, if NICC or any acquiror or successor of NICC ceases to be a broadly-based, multi-denominational religious coalition. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur if a Member's Ultimate Beneficial Owner Transfers a group of assets including the Membership Interests (the "TRANSFERRED ASSETS"), which transfer may be effected through a corporate reorganization, a sale of assets, distribution of equity interests or otherwise, (a) if the Transferred Assets

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constitute a business engaged principally in the media, entertainment, cable or telecommunications business, and (b) the fair market value of the Membership Interests comprise no more than 15% of the fair market value of the Transferred Assets.

     2.17 CHANNEL - A 24-hour-per-day cable television channel program service to be initially called the Odyssey Channel, the programming of which shall be consistent with the Mission Statement and the Programming Philosophy.

     2.18 CODE - The Internal Revenue Code of 1986, as amended from time to time.

     2.19 COMMON INTEREST - The rights of a Member in distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions and credits of the Company as set forth in Section 5.2.2 and Article VIII.

     2.20 COMPANY - has the meaning set forth in the Preamble.

     2.21 COMPANY AGREEMENT - has the meaning set forth in the Preamble.

     2.22 COMPANY PROPERTY - Any Property owned by the Company.

     2.23 CONTINUING MEMBER - Each of VMC and VGI.

     2.24 CONTRIBUTION AGREEMENT - The Contribution Agreement by and among NICC, VMC, Liberty and VGI dated the Effective Date.

     2.25 CPI - has the meaning set forth in Section 6.6.

     2.26 CREDIT FACILITY - The Credit Agreement providing for a credit facility of $30 million to be entered into by the Company and the Bank of New York pursuant to that certain commitment letter by and between the Company and the Bank of New York dated November 10, 1998.

     2.27 DEFAULT DATE - has the meaning set forth in Section 7.2.2.

     2.28 DEFICIT CAPITAL ACCOUNT - The deficit balance, if any, in a Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

     (1) credit to such Capital Account any amount that such Member is

                                       4

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         obligated to restore under section 1.704-1(b)(2)(ii)(c) of the
         Regulations, as well as any addition thereto pursuant to the next to last sentence of sections 1.704-2(g)(1) and (i)(5) of the Regulations after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with section 1.704-2(d) of the Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under section 1.704-2(i)(3) of the Regulations); and

     (2) debit to such Capital Account the items described in sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

     This definition of Deficit Capital Account is intended to comply with the provision of the Regulations section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

     2.29 DEPRECIATION - For each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Fiscal Year. Depreciation with respect to such asset shall be an amount that bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for Federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning
Gross Asset Value using any reasonable method selected by the Governance Committee.

     2.30 DISSOCIATION - Any action which causes a Person to cease to be Member as described in Article XI hereof

     2.31 DISTRIBUTABLE CASH - All cash, revenues and funds received by the Company, less the sum of the following to the extent paid or set aside by the
Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the operation of the Company's business, including, but not limited to, program acquisition, production and operation of Company's network channel business; and (iii) such Reserves as the Governance Committee deems reasonably necessary to the proper operation of the Company's business consistent with the Budget and Business Plan.

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     2.32 EFFECTIVE DATE - has the meaning set forth in Section 1.3 above.

     2.33 FISCAL YEAR - The year beginning January 1 and ending December 31 of that year (except as provided in Section 6.5).

     2.34 F&V RESERVED TIME - has the meaning set forth in Section 6.9.1.

     2.35 FAITH AND VALUES PROGRAMMING - Faith and value-based television programming as determined by the CEO (or such other officer designated by the CEO as the Head of Programming) in consultation with the Programming Advisory Committee that informs, empowers and inspires at the same time it entertains, including, but not limited to, programming focusing on parenting skills, racism, poverty, life achievement, spirituality, healthy living, marriage and family, religious expression, business ethics, interpersonal relations, social issues, justice issues and peace.

     2.36 GOVERNANCE COMMITTEE - has the meaning Set forth in Section 6.1.1.

     2.37 GROSS ASSET VALUE - With respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

     (1) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed upon by the contributing Member and the Governance Committee, provided, that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 7.1 hereof shall be as set forth in Exhibit A.

     (2) The Gross Asset Values of all Company Property shall be adjusted to equal their respective gross fair market values as determined by the Governance Committee as of the following times: (a) the acquisition of an additional interest by any new or existing Member in exchange for more than a de minimis contribution of Property; (b) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest; (c) the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g); and (d) at such other times as the Governance Committee shall reasonably determine is necessary or advisable in order to comply with Regulation section 1.704-1(b) and 1.704-2; provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Governance Committee reasonably determines that such adjustments

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


         are necessary or appropriate to reflect the relative economic interests of the Members of the Company;

     (3) The Gross Asset Value of any Company Property distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as agreed upon by the distributee and the Governance Committee.

     (4) The Gross Asset Values of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to section 734(b) of the section 743(b) of the Code; but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation section 1.704-1(b)(2)(iv)(m) and Section 7.3; provided, however, that Gross Asset Values shall not be adjusted pursuant to this definition to the extent the Governance Committee determines that an adjustment pursuant to subparagraph (2) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (4).

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (1), (2) or (4) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

     2.38 HALLMARK - Hallmark Entertainment Networks, Inc., a Delaware corporation.

     2.39 HALLMARK PROGRAM LICENSE AGREEMENT - The Program License Agreement by and between Hallmark Entertainment Distribution Company and the Company dated the Effective Date.

     2.40 HALLMARK SUB - HEN Domestic Holdings, Inc., a Delaware corporation.

     2.41 HENSON - The Jim Henson Company Inc., a New York corporation.

     2.42 HENSON PROGRAM LICENSE AGREEMENT - The Program License Agreement by and between Henson and the Company dated the Effective Date.

     2.43 HENSON SUB - Henson Cable Networks, Inc., a California corporation.

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     2.44 HSR - The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended.

     2.45 INFORMATION - has the meaning set forth in Section 15.4.

     2.46 INITIAL ACCEPTANCE NOTICE - has the meaning set forth in Section
10.4.1.

     2.47 INITIAL BUDGET - has the meaning set forth in Section 6.2.1.

     2.48 INITIAL BUSINESS PLAN - has the meaning set forth in Section 6.2.1.

     2.49 INITIAL CAPITAL CONTRIBUTION - The Capital Contribution agreed to be made as of the date of this Company Agreement by the Continuing Members and New Members as described in Article VII and as initially set forth on Exhibit A hereto.

     2.50 INITIAL MEMBERS - Those Continuing Members and New Members identified on Exhibit A hereto and which have executed this Company Agreement.

     2.51 LIBERTY - Liberty Media Corporation, a Delaware corporation.

     2.52 LOSSES - has the meaning set forth in Section 5.4.1.

     2.53 MAJOR DECISIONS - has the meaning set forth in Section 6.2.2.

     2.54 MANDATORY CAPITAL CONTRIBUTION - has the meaning set forth in Section
7.2.1 below.

     2.55 MEMBER - A Continuing Member, New Member, Substitute Member or Additional Member.

     2.56 MEMBERSHIP INTEREST - Common Interests or the Preferred Interest.

     2.57 MISSION STATEMENT - The Company's Mission Statement attached hereto as Exhibit B, as amended from time to time in accordance with Section 6.2.2.1.

     2.58 MONEY - Cash or other legal tender of the United States or any obligation that is immediately reducible to legal tender without delay or discount. Money shall be considered to have a fair market value equal to its face amount.

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     2.59 NDTC - has the meaning set forth in Section 7.3.

     2.60 NET PROFITS OR NET LOSSES - For each taxable year of the Company, an amount equal to the Company's not taxable income or loss for such year as determined for Federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with sections 703 and 704 of the Code with the following adjustments:

     (1) Any items of income, gain, loss and deduction allocated to Members pursuant to Section 8.2 shall not be taken into account in computing Net Profits or Net Losses under this Company Agreement;

     (2) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profits and Net Losses under this Company Agreement shall be added to such taxable income or loss;

     (3) Any expenditure of the Company described or deemed described in section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Profits and Net Losses under this Company Agreement shall be subtracted from such taxable income or loss;

     (4) In the event the Gross Asset Value of any Company Property is adjusted pursuant to clause (2) or (3) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses under this Company Agreement;

     (5) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

     (6) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year.

     2.61 NEW MEMBER - Each of Hallmark Sub and Henson Sub.

     2.62 NICC - The National Interfaith Cable Coalition, a Maryland nonprofit corporation.

     2.63 NICC BUDGET - has the meaning set forth in Section 6.6.

     2.64 NICC PROGRAMMING - Television programming (i) acquired by NICC or (ii) produced by NICC and paid for out of the NICC Budget that meets the repeat patterns of the Channel and is of similar technical broadcast quality as the other programming on the Channel.

     2.65 NICC PROGRAM LICENSE AGREEMENT - The Program License Agreement by and between NICC and the Company dated the Effective Date.

     2.66 NICC RESERVED TIME - has the meaning set forth in Section 6.9.1.

     2.67 OFFERED INTEREST - has the meaning set forth in Section 10.4.

     2.68 OFFER PRICE - has the meaning set forth in Section 10.4.1.

     2.69 OFFEREES - has the meaning set forth in Section 10.4.1.

     2.70 OFFERING MEMBER - has the meaning set forth in Section 10.4.

     2.71 OFFER NOTICE - has the meaning set forth in Section 10.4.1.

     2.72 ORGANIZATION - Any corporation (both non-profit and other corporations), partnership (both limited and general), joint venture, limited liability company, trust, unincorporated association or other entity other than joint tenancies and tenancies by the entirety.

     2.73 PERMITTED TRANSFER - has the meaning set forth in Section 10.3.

     2.74 PERMITTED TRANSFEREE - The assignee of a Membership Interest who acquires such interest in a Permitted Transfer.

     2.75 PERSON - Any natural person or Organization,

     2.76 PREFERRED INTEREST - An ownership interest in the Company that is entitled to receive the Preferred Liquidation Preference.

     2.77 PREFERRED LIQUIDATION PREFERENCE - With respect to the Preferred interest, at the date of issuance, (a) $25,000,000 in the aggregate (the "INITIAL LIQUIDATION PREFERENCE") and, (b) at any date of determination thereafter (i) the Initial Liquidation Preference, minus (ii) all payments of the Yearly Preferred Liquidation Payment and any payments pursuant to Section
5.7.3 in respect of such Preferred Interest prior to such determination date.

     2.78 PRIME RATE - The rate of interest per annum publicly announced from time to time by The Bank of New York as its prime rate in effect at its principal office in New York City, New York; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

     2.79 PRINCIPAL OFFICE - has the meaning set forth in Section 1.6.

     2.80 PROCEEDING - Any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court arbitrator or governmental agency may enter a judgment, order, decree or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator or governmental agency.

     2.81 PROGRAMMING ADVISORY COMMITTEE - has the meaning set forth in Section 6.8.1.

     2.82 PROGRAMMING PHILOSOPHY - The Company's Programming Philosophy, attached hereto as Exhibit C, as amended from time to time in accordance with
Section 6.2.2.1.

     2.83 PROGRAM SCHEDULE - has the meaning set forth in Section 6.7.3.

     2.84 PROJECTIONS - has the meaning set forth in Section 6.2.1.

     2.85 PROPERTY - Any property real or personal, tangible or intangible, including Money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

     2.86 PURCHASE AGREEMENT - The Purchase Agreement by and among Henson, Henson Sub, Hallmark, Hallmark Sub, NICC, VMC, Liberty and VGI dated the Effective Date.

     2.87 PURCHASING MEMBERS - has the meaning set forth in Section 10.4.1.

     2.88 REGULATIONS - Except where the context indicates otherwise, the permanent, proposed or temporary regulations of the Department of the Treasury promulgated under the Code, as such regulations may be lawfully changed from time to time.

     2.89 RESERVES - With respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts reasonably deemed sufficient by the Governance Committee for working capital, anticipated capital outlays and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company's business consistent with the Budget and Business Plan.

     2.90 ROFO ACCEPTANCE PERIOD - has the meaning set forth in Section 10.4.1.

     2.91 ROLL-OVER BUDGET - has the meaning set forth in Section 6.5 below.

     2.92 SECOND ACCEPTANCE NOTICE - has the meaning set forth in Section
10.4.1.

     2.93 SECOND OFFER NOTICE - has the meaning set forth in Section 10-4.1.

     2.94 SECOND ROFO ACCEPTANCE PERIOD - has the meaning set forth in Section 10.4.1.

     2.95 SERVICE AGREEMENTS - has the meaning set forth in Section 7.3.

     2.96 SHARING RATIO - With respect to any Member, a fraction (expressed as a percentage), the numerator of which is the total of the Member's Capital Account and the denominator of which is the total of all Capital Accounts of all Members, excluding for this purpose any portion of a Member's Capital Account attributable to a Member's Preferred Interest.

     2.97 STANDARDS AND PRACTICES - The Company's Standards and Practices, attached hereto as Exhibit D, as amended from time to time in accordance with
Section 6.2.2.1.

     2.98 SUBSTITUTE MEMBER - A Permitted Transferee of Common Interests.

     2.99 TAX DISTRIBUTION - has the meaning set forth in Section 8.3.

     2.100 TAXABLE YEAR - The taxable year of the Company as determined pursuant to Section 706 of the Code.

     2.101 TAXING JURISDICTION -Any Federal, state, local or foreign government that collects tax or any similar assessments, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

     2.102 THIRD-PARTY SALE - has the meaning set forth in Section 10.4.

     2.103 TRANSACTION DOCUMENTS - The Hallmark Program License Agreement, the Henson Program License Agreement, the NICC Program License Agreement, the Transponder License Agreement by and between VGI and Western Tele-Communications, Inc., dated as of May 18, 1990 and the subsequent Bill of Sale and General Assignment of such document by VGI in favor of the Company dated as of June 30, 1995, the Affiliation Agreement by and between the Company and Satellite Services, Inc. dated as of the Effective Date, and this Company Agreement, the Initial Business Plan and the Initial Budget,

     2.104 TRANSFER - to sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate, gift, bequeath or otherwise transfer (including transfers by reorganizations or operation of law).

     2.105 TRANSFERRED ASSETS - has the meaning set forth in Section 2.16.

     2.106 TRANSFERRING MEMBER - has the meaning set forth in Section 6.1.2.

     2.107 ULTIMATE BENEFICIAL OWNER - means (i) with respect to VGI: Liberty or Tele-Communications, Inc. ("TCI"), or any acquiror of substantially all of the common stock or assets of Liberty or TCI, or any successor to any of them by merger or consolidation, (ii) with respect to Hallmark Sub: Hallmark or Hallmark Cards, Incorporated, or any acquiror of substantially all of the common stock or assets of Hallmark or Hallmark Cards, Incorporated, or any successor to any of them by merger or consolidation, (iii) with respect to Henson Sub: Henson, or any acquiror of substantially all of the common stock or assets of Henson or any successor to either Henson or any such acquiror by merger or consolidation and
(iv) with respect to VMC: NICC or any acquiror of substantially all of the assets of NICC, or any successor to either NICC or any such acquiror by merger or consolidation.

     2.108 UNPAID AMOUNT - has the meaning set forth in Section 10.4.3.

     2.109 VGI - Vision Group Incorporated, a Colorado corporation, and a wholly-owned subsidiary of Liberty.

     2.110 VMC - VISN Management Corp., a Delaware corporation, and a wholly owned subsidiary of NICC.

     2.111 VOTING POWER - Voting or similar control rights.

     2.112 YEARLY PREFERRED LIQUIDATION PAYMENT - has the meaning set forth in
Section 5.7.4.

                                   ARTICLE III
                               NATURE OF BUSINESS

     The Company's purpose is to develop, own and operate the Channel and, in connection therewith, to produce, license, or otherwise acquire programming and to exploit all of the rights in and of the Channel and in such programming in all manners and for all purposes. The Company shall have the authority to do all things necessary or convenient to accomplish its purposes and operate its business as described in this Article III and to do anything incidental thereto. The Company exists only for the purposes specified in this Article III and may not conduct any other business without obtaining the unanimous approval of the votes entitled to be cast by the Governance Committee representatives.

                                   ARTICLE IV
                             ACCOUNTING AND RECORDS

     4.1 RECORDS TO BE MAINTAINED - The Company shall maintain the following records at the Principal Office:

         4.1.1 A current list of the full name and last known business address of each Member, former Member and other holder of a Membership Interest;

         4.1.2 A copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles have been executed;

         4.1.3 Copies of the Company's Federal, foreign, state and local income tax returns and reports, if any, for the six most recent years;

         4.1.4 Copies of this Company Agreement including all amendments thereto;

         4.1.5 Any financial statements of the Company for the six most recent years;

         4.1.6 The general ledger and subsidiary ledgers of the Company; and

         4.1.7 Copies of the Budget for the current and past six fiscal years and, if applicable, copies of any Roll-Over Budgets for such periods.

     4.2 REPORTS TO MEMBERS:

         4.2.1 The Company shall provide reports to the Members consisting of the following:

               4.2.1.1 (i) monthly financial reports within 15 days after the end of each calendar month, (ii) quarterly financial reports within 30 days after the end of each calendar quarter, and (iii) an annual report, within seventy-five (75) days after the end of each of the Company's Fiscal Years, which describes the Company's activities during the Company's most recent Fiscal Year and which includes audited financial statements of the Company for such period, prepared in accordance with generally accepted accounting principles (such statements to include a balance sheet, income statement and statement of cash flows); and

         4.2.2 The Governance Committee shall provide all Members sufficiently in advance of each Member's requirement to file its tax returns with (i) those information returns required by the Code and the laws of any state and (ii) information concerning the Company's income, gain, loss, deduction or credit when relevant to reporting a Member's share of such items for Federal, state or local tax purposes.

                                    ARTICLE V
                                     MEMBERS

     5.1 MEMBERS - The Members of the Company shall consist of the Initial Members and such additional persons as shall be admitted to the Company as Members in accordance with Article XII hereof. Exhibit A shall be amended from time to time to reflect the admission of any Member or the removal, expulsion, retirement or death of any Member, the receipt by the Company of notice of any change of name or address of a Member and any additional Capital Contributions.

     5.2 CLASSES - The Company shall have two classes of Membership Interests which are entitled to the rights and privileges set forth in this Company Agreement.

         5.2.1 The holder of a Preferred Interest shall be entitled to receive the Yearly Preferred Liquidation Payment pursuant to Section 5.7.4 and/or the Preferred Liquidation Preference pursuant to Section 5.7.3 or 5.7.4, as applicable, or upon the liquidation of the Company. Except as may otherwise be required by law, nothing contained in this Company Agreement shall confer upon the holder of a Preferred Interest the right to vote on any matters relating to the Company.

         5.2.2 Holders of Common Interests shall be entitled:

               (i) for any Fiscal Year ending on or after December 31, 2004, to share in any distributions declared by the Company in accordance with Section
8.3 or upon a liquidation of the Company in accordance with Section 13.3 provided, however that the Company may make Tax Distributions to Members for any Fiscal Year ending on or after the Effective Date; and

               (ii) to vote on matters relating to the Company.

     5.3 LIABILITY OF MEMBERS - The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, except as otherwise required by law. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Company Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

     5.4 INDEMNIFICATION

         5.4.1 The Company shall, to the fullest extent permitted by law, indemnify, defend and hold harmless any Person (or the estate, heirs executor or similar entity in respect of any Person) who was or is a party to, or is threatened to be made a party to, a threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such Person is or was a Member or an affiliate of a Member, an officer, employee or agent of the Company, a Member, an affiliate of a Member, or was serving at the request of the Company as a manager, director, officer, employee, agent or fiduciary of another Organization, from and against any and all claims, liabilities, losses, damages, costs or expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) ("LOSSES"), actually and reasonably incurred by such Person in connection with such action, suit or proceeding unless such Losses were incurred as a direct result of such Person's breach of this Company Agreement or such Person's gross negligence, bad faith or willful misconduct. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such Person against any liability which may be asserted against him or her. Any expenses covered by the foregoing indemnification shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Persons seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other Person for any such expenses to the full extent permitted by law nor shall it be deemed exclusive of any other rights to which any Person seeking indemnification from the Company may be entitled under any agreement, vote of disinterested representatives to the Governance Committee or otherwise, both as to action in his, her or its official capacity and as to action in another capacity while service as a Member, officer, or agent. Notwithstanding anything to the contrary herein, this Section 5.4 shall not apply to any claim for Losses incurred under the Purchase Agreement or the Contribution Agreement and all claims for Losses thereunder must be made pursuant to the indemnity provisions of such agreements.

         5.4.2 If any Person (the "INDEMNITEE") receives notice of any claim, assertion or other commencement of any action or proceeding or becomes aware of any matter with respect to which the Company is obligated to provide indemnification (the "INDEMNIFYING PARTY") pursuant to Section 5.4, the Indemnitee shall promptly give the Indemnifying Party written notice thereof. Failure to give such notice shall not affect a party's right to be indemnified hereunder; provided, however, that the Indemnifying Party's liability hereunder shall be limited to that which would have existed had prompt notice been given, and the Indemnitee shall be solely responsible for, and shall indemnify the Indemnifying Party from, such increased liability, if any, as shall have been occasioned by its failure to provide the Indemnifying Party with prompt notice. The Indemnifying Party shall defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee. In such event, the Indemnitee, the Indemnifying Party and the Indemnifying Party's counsel shall cooperate in the compromise of, or defense against, any such asserted liability. The Indemnitee may participate in the defense of such asserted liability at its own expense; provided, however, that if the Indemnitee elects not to participate in such defense, the Indemnifying Party shall keep the Indemnitee fully appraised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party does not notify the Indemnitee within thirty (30) days, or within such shorter response period as is required to avoid prejudice to the ability to defend against such claim, assertion, action or proceeding, after receipt of Indemnitee's notice of an action or proceeding that the Indemnifying Party intends to assume the defense of such claim, action, assertion or proceeding, then the Indemnitee may defend such claim, action, assertion or proceeding at the Indemnifying Party's sole expense. The Indemnifying Party shall have the right to compromise any action or suit provided that it shall not effect a settlement of any action or claim without the prior written consent of the Indemnitee which consent shall not be unreasonably withheld and shall include an unconditional release of the Indemnitee for any claim, action, assertion or proceeding. If the Indemnifying Party is defending any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.

         5.4.3 The officers of the Company shall be authorized, on behalf of the Company to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Governance Committee deems appropriate in this business judgment.

         5.4.4 The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 5.4 or under applicable law.

     5.5 REPRESENTATIONS AND WARRANTIES - Each Member executing this Company Agreement, hereby represents and warrants to the Company and each other Member that: (a) the Member is an Organization that is duly organized, validly existing and in good standing under the law of its state of organization and that it has full organizational power to execute and agree to this Company Agreement and to perform its obligations hereunder; (b) the Member is acquiring its interest in the Company for the Member's own account as an investment and without an intent to distribute the interest in violation of the Securities Act of 1933, as amended, (the "ACT"); and (c) the Member acknowledges that the interests have not been registered under the Securities Act of 1933, as amended or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

     5.6 CONFLICTS OF INTEREST

         5.6.1 Members shall not use or possess any property or benefit of the Company, other than for a Company purpose, without obtaining the unanimous approval of the votes entitled to be cast by the Governance Committee representatives.

         5.6.2 A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. With the approval of the Governance Committee in accordance with Section 6.2.2.10, a Member may lend Money to and transact other business with the Company, but no Member is obligated to loan any Money to, or incur any financial obligations for the benefit of, the Company except as set forth herein. The rights and obligations of a Member who lends Money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either the transaction is (i) on terms no less favorable than would be available to the Company from an unrelated third party and (ii) authorized, approved or ratified by the Governance Committee, knowing the material facts of the transaction, in accordance with Section 6.2.2.10 hereof

         5.6.3 Notwithstanding anything to the contrary contained herein, the Members recognize that Affiliates of the Members have and anticipate having substantial non-broadcast video distribution facilities and operations, substantial investments in a number of cable programming networks and cable systems, substantial interests in video programming development projects for cable networks and new specialized programming ventures. In addition, the Members recognize that such Affiliates may in the future have a number of other interests in programing and distribution. The Members recognize that many of the interests by their very nature must compete with each other. Because of these interests, the Members recognize and agree that such Affiliates may undertake activities that could be deemed to be in competition with the Company, whose planned programming activities potentially cover extensive subjects. By virtue of their investment in the Company, the Members intend to use reasonable efforts to facilitate the Company's creation and acquisition of programming and other activities, although the Members recognize and agree that such effort will not be to the exclusion of effort by their respective Affiliates to facilitate other similar and dissimilar businesses. Nothing in this Company Agreement or otherwise will restrict the ability of Affiliates of the Members to establish, acquire or retain an interest in any business that may be deemed to compete with the Company.

Affiliates of the Members may engage in or possess interests in other businesses or ventures of any nature or description or develop or market any products or services without regard to whether such businesses, ventures, products or services are or may be deemed to be competitive with the business of the Company. In addition, Affiliates of the Members may do business with any client, customer or supplier of the Company or employ or otherwise engage any former officer or employee of the Company. Affiliates of the Members shall not be obligated to present to the Company any particular investment or business opportunity, regardless of whether such opportunity is of a character that the Company could take advantage of if it were presented to the Company, but instead, Affiliates of the Members will have the right to take such opportunity for their own account. Affiliates of the Members shall not have any obligation, or be liable to, the Company or the other Member for or arising out of the conduct described in this Section 5.6.3, for breach of any fiduciary or other duty to the Company or its Members by reason of such conduct or for exercising its rights under any agreement between any of Affiliates of the Members and the Company.

     5.7 TERMS OF THE PREFERRED INTEREST.

         5.7.1 Designation. Subject to any restrictions in the instruments governing the Company's Credit Facility and any other outstanding indebtedness, the holder of the Preferred Interest shall be entitled to receive the Preferred Liquidation Preference, upon the terms and subject to the conditions set forth therein and in this Section 5.7.

         5.7.2 Rank. The Preferred Interest shall, with respect to distributions (other than Tax Distributions to the extent provided herein) and distributions upon liquidation, winding-up and dissolution of the Company, rank
(i) senior to the Common Interests and to all other ownership units or equity interests hereafter created by the Company, unless otherwise determined by the unanimous vote of the Governance Committee representatives pursuant to this Agreement and (ii) junior to all indebtedness of the Company, including the Credit Facility.

         5.7.3 Optional Redemption of the Preferred Interest by the Company. The Company shall have the right to redeem the Preferred Interest, at any time, in whole (but not in part) for cash at 100% of the Preferred Liquidation Preference on the date of redemption.

         5.7.4 Mandatory Redemption of the Preferred Interest

         If during any Fiscal Year ending after January 1, 2005, and on or prior to December 31, 2009, the Company has Net Profits in excess of $10 million and the Preferred Interest has not been redeemed pursuant to Section 5.7.3, the Company will redeem the Preferred Interest in an amount equal to the lesser of (i) such excess, (ii) $5 million and (iii) the amount equal to the Preferred Liquidation Preference on the date of redemption (each, a "YEARLY PREFERRED LIQUIDATION PAYMENT") within 60 days following the end of such Fiscal Year.

         Notwithstanding anything to the contrary contained herein, the Company shall redeem the entire Preferred Interest at the Preferred Liquidation Preference on the date of redemption by December 31, 2010. If, at such date, funds are not legally available for the redemption of the entire Preferred Interest, (i) the Preferred Interest will be redeemed in an amount equal to the Preferred Liquidation Preference on the date of redemption before any other distributions are paid to Members, as soon as funds are legally available and
(ii) until the Preferred Interest has been so redeemed in full, the Company will not make any other distributions to its Members,

                                   ARTICLE VI
                        MANAGEMENT AND CONTROL OF COMPANY

     6.1 GOVERNANCE COMMITTEE

         6.1.1 The ordinary and usual decisions concerning the business affairs of the Company shall be made exclusively by a governance committee (the "GOVER-NANCE COMMITTEE"). The Governance Committee shall be comprised of eight persons, initially consisting of two representatives appointed by each of the Members. The initial representatives appointed by each of the Members are listed on Exhibit A attached hereto. Unless otherwise agreed by the Governance Committee, the representatives appointed to the Governance Committee shall include the ultimate decision maker of, or such other Person who has authority to make decisions at the time of any meeting of the Governance Committee convened in accordance with Section 6.1.3 hereof on behalf of, the Member appointing such representative. The representatives to the Governance Committee shall serve until such representative's resignation, death, disability or until the respective successors are named and elected by the Member with the right to appoint such representative. No Person may be designated as the representative of a Member unless such Person is an officer or full-time employee of (a) such Member or (b) an entity controlling such Member, as the term "control" is defined in 16 C.F.R. section 801.1(b). If a Member loses its right to appoint two representatives to the Governance Committee pursuant to Sections 7.2.2, 10.2 or 10.3.4, the size of the Governance committee shall be reduced by two.

         6.1.2 Each Member may at any time remove either or both of its Governance Committee representatives and appoint substitute representatives in their stead by delivering written notice of such substitution to the other Members. In the event any Member transfers its Common Interest (a "TRANSFERRING MEMBER") to a Permitted Transferee that is admitted as a Substitute Member pursuant to the terms of this Company Agreement subject to the restrictions set forth in Sections 7.2.2, 10.2 and 10.3.4, the Substitute Member shall thereafter have the right to designate both of the Transferring Member's representatives to the Governance Committee. In the event a Transferring Member transfers its entire Common Interest to another Member pursuant to Section 10.3.3 or 10.4, the receiving Member shall thereafter have the right to designate both of the Transferring Member's representatives on the Governance Committee in addition to such receiving Member's representatives. In the event a Transferring Member transfers its Common Interest pro rata to two or more remaining Members pursuant to Section 10.4, the Transferring Member shall no longer have the right to designate representatives on the Governance Committee and the Programming Advisory Committee.

         6.1.3 Each Governance Committee representative shall have the authority to act on behalf of and bind the Member that designated such representative with regard to matters relating to the Company. The presence or participation of at least one representative representing each Member shall constitute a quorum for the taking of any action, provided, that all Members have received prior written notice of such meeting in accordance with the notice requirements adopted by the Governance Committee as provided in Section 6.1.3. The Governance Committee representatives of each Member shall collectively have one vote in all actions required or permitted to be taken by the Governance Committee. All actions taken by the Governance Committee must be by the vote of the representatives of the Governance Committee at a meeting at which a quorum of such representatives is present. A Member shall vote only through its appointed representatives in connection with any matter discussed and voted on at any such meeting of the Governance Committee. No representative of the Governance Committee shall be entitled to compensation from the Company for serving in such capacity.

         6.1.4 The Governance Committee shall meet with regard to the operation of the business and the management of the Company and shall establish requirements and adopt rules or meeting times, dates and places and requisite notice procedures as it deems necessary. Any Member may call a special meeting of the

Governance Committee for any purpose by giving the other Members at least ten business days' notice thereof, except in the case of an emergency, in which case, such notice as is practicable shall be sufficient. The Governance Committee may meet by means of conference telephone call, and any representative thereto may participate in any such meeting by conference telephone call.

     6.2 AUTHORITY TO BIND THE COMPANY - Only the Governance Committee and agents of the Company authorized by the Governance Committee shall have the authority to bind the Company. No Member who is not acting on behalf of the Governance Committee or otherwise authorized as an agent shall take any action to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member.

          6.2.1 Upon the approval of a majority of the votes entitled to be cast by the Governance Committee representatives, the Governance Committee shall have the authority to approve on behalf of the Company, or delegate decision-making authority to qualified officers or executive committees of the Company, all things necessary or convenient to carry out the business and affairs of the Company other than the Major Decisions set forth in Section 6.2.2 hereof but including, without limitation, the Business Plan (other than the Initial Business Plan (the "INITIAL BUSINESS PLAN") which shall be approved by all Members in accordance with Section 6.2.2 based upon the projections which are attached hereto as Exhibit E (the "PROJECTIONS") and the Budget for the Company's operations, (other than the Initial Budget (the "INITIAL BUDGET") which shall be approved by all Members in accordance with Section 6.2.2 based upon the Projections and any Roll-Over Budget in accordance with Section 6.5 of this Company Agreement).

          6.2.2 Notwithstanding anything to the contrary contained herein, approval of all of the votes entitled to be cast by the Governance Committee representatives is necessary for the Governance Committee to approve, on behalf of the Company, the following decisions (the "MAJOR DECISIONS"):

               6.2.2.1 Any change in the Company's purpose as set forth in
          Article III hereof or adoption of or change in, the Company's Mission Statement, Programming Philosophy or Standards and Practices;

               6.2.2.2 Any change in the NICC Reserved Time;

               6.2.2.3 Admitting an Additional Member as described in Article XII or accepting any Capital Contributions other than the Mandatory Capital Contributions;

               6.2.2.4 Creating or issuing any equity interests other than the Common Interests or the Preferred Interest, including any interest senior to the Preferred Interest, pursuant to Section 5.7.4 of this Company Agreement;

               6.2.2.5 Incurring debt by the Company (a) in an aggregate amount in excess of $50 million or (b) which restricts payments made in connection with the NICC Budget or payments made under the Hallmark Program License Agreement or the Henson Program License Agreement;

               6.2.2.6 Entering into any merger, consolidation or reorganization with respect to the Company or any of its subsidiaries;

               6.2.2.7 Transfer of all or substantially all of the assets of the Company, or of any assets in a single transaction or series of related transactions valued in excess of $500,000;

               6.2.2.8 The appointment of the initial chief executive officer of the Channel;

               6.2.2.9 Approving any amendment or change of the Company's governance documents including this Company Agreement;

               6.2.2.10 Approving any transaction whereby a Member or its Affiliates have a direct or indirect interest (economic or otherwise) in the outcome (other than the Company's purchase of any programs from any Member or Affiliate of any Member in the ordinary course of business) provided, that, for the purposes of any approval of a transaction where a Member or any of its Affiliates has a direct interest, such Member's representatives on the Governance Committee shall not vote and the unanimous approval of the votes entitled to be cast by the remaining disinterested Members' representatives on the Governance Committee shall be required; and

               6.2.2.11 Distributing the programming through any free broadcast or transmission medium.

               6.2.2.12 The dissolution, liquidation, filing of a voluntary petition in bankruptcy or seeking protection from the Company's creditors under other insolvency laws.

               6.2.2.13 Approving and adopting the Initial Budget and the Initial Business Plan.

     6.3 APPOINTMENT OF VICE PRESIDENT OF RELIGIOUS AFFAIRS - Notwithstanding anything to the contrary contained herein, VMC shall have the right to appoint, in its sole discretion after consultation with the other Members, a Vice President of Religious Affairs who will be treated and paid on the level of other Vice Presidents.

     6.4 ACTIONS OF THE GOVERNANCE COMMITTEE

          6.4.1 The Governance Committee and its authorized agents have the power to bind the Company as provided in this Article VI.

          6.4.2 Notwithstanding anything to the contrary contained herein, for the purpose of asserting and taking action with respect to an asserted breach of, any proposed amendment of, or any other action on behalf of the Company pursuant to any agreement between a Member or any Affiliate of such Member, on the one hand, and the Company, on the other hand, such action shall be taken solely by the unanimous approval of the votes entitled to be cast by the disinterested Members' representatives on the Governance Committee. Notwithstanding the foregoing, any actions brought pursuant to the Purchase Agreement shall be governed solely by the Purchase Agreement.

          6.4.3 Except as otherwise approved by the Governance Committee in accordance with Section 6.2.2.10, any transaction between the Company and a Member or an Affiliate of any Member, other than the Transaction Documents, shall be on terms and conditions that are no less favorable to the Company than it could obtain in a transaction with an unrelated party.

     6.5 APPROVAL OF BUSINESS PLAN The Initial Members hereby agree on the Initial Business Plan, covering the period from the date of this Company Agreement until December 31, 2003, and the Initial Budget for the first Fiscal Year. On or prior to the date which is sixty (60) days before the end of each Fiscal Year, except that the first Fiscal Year following the Effective Date shall be from the Effective Date to December 31, 1999, the Chief Executive Officer of the Company shall present a revised business plan (the "BUSINESS PLAN") for each of the four succeeding Fiscal Year and a budget (the "BUDGET") for the following Fiscal Year. The Budget included in such revised Business Plan for the next succeeding Fiscal Year, upon the approval of the Governance Committee in accordance with Section 6.2 hereof, shall become the current

Budget for such Fiscal Year for the purposes of this Company Agreement. If the Governance Committee does not approve a Budget for any Fiscal Year prior to the commencement of such year, then the Budget for that Fiscal Year shall be the Budget from the prior Fiscal Year (excluding the prior Fiscal Year's extraordinary and nonrecurring items, but including any contractually obligated or legally required commitments or expenditures of the current year in the Business Plan), adjusted by increasing by five percent all fixed expenses (together with any adjustment of all variable expenses in accordance with the projected variances in their bases and contractual commitments in accordance with their terms) (a "ROLL-OVER BUDGET"). Notwithstanding anything to the contrary contained herein, during the term of this Company Agreement, the Company shall maintain an annual production budgets for the NICC Programming pursuant to Section 6.6 below.

     6.6 NICC BUDGET (a) The Company shall pay to NICC annually in equal quarterly installments an amount equal to: the sum of (i) $3.5 million (the "BASE NICC BUDGET") and (b) so long as VMC owns the Preferred Interest, $1.5 million multiplied by the ratio of the Preferred Liquidation Preference on the date of Payment over $25 million (the "ADDITIONAL NICC BUDGET" and, together with the Base NICC Budget, the "NICC BUDGET") which shall be used by NICC solely for programming or programming related activities.

          (b) Each of the Base NICC Budget and the Additional NICC Budget shall be increased annually on each anniversary of the Effective Date by an amount that corresponds to actual increases in the United States consumer price index (as published by the Bureau of Labor Statistics in the United States Department of Labor) (the "CPI") from the previous anniversary. In the event the Preferred Interest has not been redeemed in fall after December 31, 2004, the Additional NICC Budget shall not be increased by the CPI but shall instead be increased annually on each anniversary of the Effective Date thereafter by the amount, if any, by which (i) the Preferred Liquidation Amount multiplied by the Prime Rate plus 1% exceeds (ii) the Preferred Liquidation Amount multiplied by 6%.

     6.7 PROGRAMMING

          6.7.1 The ordinary and usual decisions concerning the programming of the Company shall be made by the Head of Programming under the direction of the President and Chief Executive Officer of the Company.

          6.7.2 All programming, advertising and other Channel announcements shall comply with the Standards and Practices. All programming decisions shall be guided by the best interests of the Company in achieving its purposes and goals. The Governance Committee shall direct the CEO and Head of Programming to make certain that no willful, systematic or repeated failure by the Company to comply with the Programming Philosophy and the Standards and Practices exists.

          6.7.3 The Programming Advisory Committee shall advise the CEO and the Head of Programming with respect to a Program Schedule (the "PROGRAMMING SCHEDULE") on or prior to the earlier of (a) the date which is sixty (60) days before the end of each Fiscal Year and (b) a date which is sufficiently timely to permit contemplation of the immediately following fall season.

     6.8 PROGRAMMING ADVISORY COMMITTEE

          6.8.1 The "PROGRAMMING ADVISORY COMMITTEE" shall be comprised of eight persons, consisting of two representatives appointed by each of the Members. The initial representatives appointed by each Member are listed on Exhibit A attached hereto. The initial representatives of each Member are identified on Exhibit A hereto. The representatives to the Programming Advisory Committee shall serve until such representative's resignation, death, disability or until the respective successors are named and elected by the Member originally appointing such representative. If a Member loses its right to appoint two representatives to the Programming Advisory Committee pursuant to Sections 7,2.2, 10.2.3 or 10.3.4, the size of the Programming Advisory Committee shall be reduced by two,

          6.8.2 Each Member may at any time remove either or both of its Programming Advisory Committee representatives and appoint substitute representatives in their stead by delivering written notice of such substitution to the other Members. In the event a Transferring Member transfers its Membership Interest to a Permitted Transferee that is admitted as a Substitute Member pursuant to the terms of this Company Agreement, subject to the restrictions set forth in Sections 7.2.2, 10.2.3 and 10.3.4, the Substitute Member shall thereafter have the right to designate both of the Transferring Member's representatives to the Programming Advisory Committee. No representative of the Programming Advisory Committee shall be entitled to compensation from the Company for serving in such capacity.

          6.8.3 The Programming Advisory Committee shall meet with regard to advising on the programming at the same regular meeting times, dates and places established by the Governance Committee for Governance Committee regular meetings.

          6.8.4 The Programming Advisory Committee will be responsible advising and making recommendations to the CEO and Head of Programming with respect to the Program Schedule and the implementation of the Company's Programming Philosophy and the Channel's overall approach.

     6.9 NICC AND FAITH AND VALUES PROGRAMMING

          6.9.1 The Channel shall be obligated to broadcast (i) a minimum of 30 hours per week of NICC Programming and (ii) an additional 10 hours per week of Faith and Values Programming. At least 60% of the NICC Programming will be scheduled between 8:00 a.m. and 12:00 midnight Monday through Sunday (the "NICC RESERVED TIME") in regularly scheduled time periods to be determined by the CEO or such other officer designated by the CEO as the Head of Programming. The Faith and Values Programming will be scheduled between 3:00 p.m. and 11:00 p.m. Monday through Sunday (the "F&V RESERVED TIME") in regularly scheduled time periods. Notwithstanding anything to the contrary contained herein, if NICC cannot fill the NICC Reserved Time with NICC Programming, the CEO or such other officer designated by the CEO as the Head of Programming shall have the right, after consultation with the NICC, to fill such time.

          6.9.2 Notwithstanding anything to the contrary contained herein, NICC shall have sole authority over the application of the funds pursuant to the NICC Budget in developing the NICC Programming to be licensed to the Channel pursuant to the NICC Program License Agreement. If NICC does not use all of any year's budget, such unused amount shall be used for programming or programming related activities as soon as reasonably practicable and the quarterly budget payments provided for in Section 6.6 shall continue. NICC will own the NICC Programming and, other than pursuant to its use of the NICC Budget in accordance with
Section 6.6 of this Company Agreement, will independently finance the NICC Programming.

          6.9.3 The Company shall retain all advertising income and other revenue derived from the exhibition on the Channel of the NICC Programming. Notwithstanding anything to the contrary herein, any other revenues derived from the exploitation of any rights in any programming to the extent not licensed to the Company shall be for the account of the provider of such programming.

     6.10 COMPENSATION OF THE GOVERNANCE COMMITTEE AND PROGRAMMING ADVISORY COMMITTEE - No Member nor any of its representatives to the Governance

Committee or the Programming Advisory Committee shall be entitled to any compensation by reason of its performance of its duties pursuant to this Company Agreement, unless otherwise determined by the Governance Committee. Members shall bear the costs and expenses of such representatives incurred in connection with the performance of their duties pursuant to this Company Agreement, unless otherwise determined by the Governance Committee.

     6.11 STANDARD OF CARE - In discharging their duties, the representatives to the Governance Committee and the Programming Advisory Committee shall be fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such information, opinions, reports or statements by any of the other Members or agents, or by any other Person, as to matters such Persons reasonably believe are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to members might properly be paid.

     6.12 PART-TIME SUBSCRIBERS - Notwithstanding anything to the contrary contained herein, each Member shall have the right, in its sole discretion after consultation with the other Members, to elect to terminate the part-time carriage of the Channel on a system operated by a Multiple System Operator Customer if (i) the agreement with such Multiple System Operator Customer allows such termination without penalties any more severe than those provided in
Section 4 of the Affiliation Agreement by and between the Company and Satellite Services, Inc. dated as of the Effective Date and (ii) such Multiple System Operator Customer also distributes programming on the same channel that (a) is adults-only programming or has received, or had it been rated would have received, an MPA "X" or "NC-17" rating or is, in whole or in part, obscene, indecent or pornographic or (b) such Member reasonably believes, in the exercise of good faith, could have an adverse effect on the reputation of the Channel or its programming brands.

                                   ARTICLE VII
                       CONTRIBUTIONS AND CAPITAL ACCOUNTS

     7.1 MEMBERS' INITIAL CAPITAL CONTRIBUTION - As of the Effective Date, each Member has contributed such assets and amounts as are set forth in Exhibit A hereto as its share of the Initial Capital Contribution. The value of the Capital Contributions shall be as set forth on Exhibit A. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Company Agreement.

     7.2 MANDATORY CAPITAL CONTRIBUTIONS

          7.2.1 Capital Contribution Amounts - Hallmark Sub and Henson Sub shall each be required to make additional capital contributions ("MANDATORY CAPITAL CONTRIBUTIONS") in the amounts and on the dates set forth on Exhibit G hereto, provided, however, that the Chief Executive Officer shall have the right to call upon both Henson Sub and Hallmark Sub, with not less than thirty (30) days written notice, to contribute their March 31, 2000 Mandatory Capital Contribution to the Company if such Chief Executive Officer determines in good faith that such monies are required by the Company, at any time after January
1, 2000. The obligation to make such Mandatory Capital Contributions is unconditional except that each of Hallmark Sub and Henson Sub shall not be required to make its year 2000 Mandatory Capital Contribution until each of Hallmark Entertainment Distribution Company and Henson have received the respective programming license fees due it pursuant to the Hallmark Program License Agreement or Henson Program License Agreement, as the case may be.

          7.2.2 Failure to Make Mandatory Capital Contributions - If either Henson Sub or Hallmark Sub fails to make a Mandatory Capital Contribution under this Company Agreement, after written notice and an opportunity to cure (which opportunity to cure shall be set forth in such notice and shall provide a cure period of not less than fourteen (14) days from the receipt of the notice (the "DEFAULT DATE")), the Company may elect at its sole discretion, either of the following remedies.

          (a) (x) such Member shall lose its right to appoint two representatives to the Governance Committee and the Programming Advisory Committee, (y) the defaulting Member's Sharing Ratio shall be decreased by an amount equal to the product of its Sharing Ratio multiplied by a fraction, the numerator of which is the amount of the defaulted Mandatory Capital Contribution and the denominator of which is 50 million and (z) each of the non-defaulting Member's Sharing Ratio shall be increased by an amount equal to the product of such Member's Sharing Ratio multiplied by an amount equal to the difference between the defaulting Member's original Sharing Ratio and its adjusted Sharing Ratio; or

          (b) such Member shall be obligated to sell to the Company its entire Common Interest for a purchase price equal to 75% of the lesser of (i) the fair market value of such Member's Common Interest as determined by an appraisal performed by an investment banking firm of recognized national standing selected by the Company or (ii) the amount of such Member's Capital Account.

          In addition, the Company shall have the right for a period of six months from each Default Date to terminate the Hallmark Program License Agreement or the Henson Program License Agreement, as applicable.

     7.3 CAPITAL ACCOUNTS

          7.3.1 A separate Capital Account will be maintained far each Member. Each Member's original Capital Account shall equal the Member's Initial Capital Contributions, as set forth in Exhibit A, disregarding any Mandatory Capital Contributions until such contributions are actually made, provided that the Capital Account of each of VMC and VGI shall be increased to reflect the fair market value of the Company's assets as of the date hereof, as determined by reference to the Initial Capital Contributions of Henson Sub and Hallmark Sub (which, for this purpose, will include the Mandatory Capital Contributions). The respective Capital Accounts of each Member will thereafter be increased by (1) the amount of Money contributed by such Member to the Company; (2) the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under section 752 of the Code); (3) allocations to such Member of Net Profits; and (4) any items in the nature of income and gain which are specially allocated to the Member pursuant to Sections 8.2.1, 8.2.2, 8.2.3, 8.2.4, 8.2.5 and/or 8.2.10. The Capital Account of each Member will be decreased by (1) the amount of Money distributed to such Member by the Company;
(2) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under section 752 of the Code); (3) any items in the nature of deduction and loss that are specially allocated to the Member pursuant to Sections 8.2.1, 8.2.2. 8.2.3, 8.2.4, 8.2.5 and/or 8.2.10;
and (4) allocations to the account of such Member of Net Losses.

          7.3.2 In the event of a Permitted Transfer of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with section 1.704-1(b)(2)(iv) of the Regulations.

          7.3.3 The manner in which Capital Accounts are to be maintained pursuant to this Section 7.3 is intended to comply with the requirements of section 704(b) of the Code and the Regulations promulgated thereunder. If, in the opinion of the Company's accountants, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 7.3 are required to be modified in order to comply with section 704(b) of the Code and the Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this

Section 7.3, the method in which Capital Accounts are maintained shall be so modified to the minimum extent necessary to comply with the Code and the Regulations; provided, however, that any change in the mariner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

          7.3.4 As set forth in Exhibit A, VGI shall make an additional Capital Contribution to the Company which shall be used to pay all amounts due and payable to National Digital Television Center, Inc. (formerly known as Western TeleCommunications, Inc.) ("NDTC") as of October 31, 1998 pursuant to the C-3 Satellite Transponder Service Agreement dated May 18, 1990, and the Service Agreement dated December 21, 1990 (as amended by amendments dated as of February 19, 1991, July 29, 1991 and July 19, 1995), each by and between NDTC and the Company (as successor in interest to VGI), as amended (the "Service Agreements"). Any expenses attributable to the payment of amounts due to NDTC pursuant to the Service Agreements shall be specifically allocated to VGI in accordance with Section 8.1.4 of this Agreement.

     7.4 CAPITAL ACCOUNT DEFICIT - No Member shall be required to contribute any additional capital to the Company to restore a deficit balance in such Member's Capital Account upon liquidation of the Company pursuant to Section 13.3 or otherwise.

     7.5 WITHDRAWAL OR REDUCTION OF MEMBERS' CONTRIBUTIONS.

          7.5.1 A Member shall not receive out of the Company's Property any part of its Capital Account until all liabilities of the Company, except liabilities to Members on account of their Capital Accounts, have been paid or there remains Company Property sufficient to pay them.

          7.5.2 Upon withdrawal or liquidation, a Member, irrespective of the nature of its Capital Contributions, has only the right to receive cash in return for its Capital Account.

                                  ARTICLE VIII
              ALLOCATIONS AND DISTRIBUTIONS, ELECTIONS AND REPORTS

     8.1 ALLOCATIONS OF PROFITS AND LOSSES.

          8.1.1 The Net Profits of the Company for each fiscal year shall be allocated as follows:

          First, to the Members who have Deficit Capital Accounts, in proportions to the respective amounts required to eliminate such Deficit Capital Accounts.

          Second, the balance, if any, 32 1/2% to VG1, and 22 1/2% to each of Hallmark Sub, Henson Sub, and VMC.

          8.1.2 The Net Losses of the Company for each fiscal year shall be allocated as follows:

          First, an amount of Net Loss up to an amount equal to the respective Capital Contributions actually made by Hallmark Sub and Henson Sub in the following proportions: 50% to Hallmark Sub, and 50% to Henson Sub (if one of such Member's Capital Account is reduced to zero prior to that of the other Members, the amount otherwise allocated to such Member shall be allocated to the Member with a remaining positive Capital Account); and

          Second, any remaining Net Losses shall be allocated 32 1/2% to VG1, and 22 1/2% to each of Hallmark Sub, Henson Sub and VMC.

          8.1.3 Notwithstanding subparagraphs 8.1.1 and 8.1.2 of this Section 8.1, upon liquidation of the Company or upon sale of all or substantially all of the Company's assets, items of income, gain, loss and deduction shall be allocated in the following order:

          First, to VMC an amount so that the positive balance of its capital account is at least equal to the Preferred Liquidation Preference.

          Second, to VMC, VGI, Hallmark Sub, and Henson Sub amounts so that the balances of their respective Capital Accounts (less, in the case of VMC, the Preferred Liquidation Preference plus, in the case of each Member, all Tax Distributions received by such Member) are in the ratio of 32 1/2% for VGI, and 22 1/2% for each of VMC, Hallmark Sub and Henson Sub.

          Third, the balance 32 1/2% to VGI, and 22 1/2% to each of VMC, Hallmark Sub, and Henson Sub.

          For purposes of this Article VIII, "substantially all of the Company's assets" shall mean operating assets of the Company having a fair market value equal to or greater than 50% of aggregate fair market value of all the assets of Company, determined at the time of the sale of such assets.

          8.1.4 Notwithstanding anything in this Company Agreement to the contrary, any expenses attributable to the payment of amounts due and payable to WTCI pursuant to the Service Agreements shall be specially allocated to VGI.

          8.1.5 Any modifications of the allocations of the Net Profits or Net Losses of the Company upon the admission of any Additional Member to the Company shall be determined by the unanimous approval of the votes entitled to be cast by the Governance Committee representatives.

     8.2 SPECIAL ALLOCATIONS TO CAPITAL ACCOUNTS AND CERTAIN OTHER INCOME TAX ALLOCATIONS, NOTWITHSTANDING SECTION 8.1 HEREOF:

          8.2.1 In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in sections 1.704-1(b)(2)(ii)(d)(4),
(5), or (6) of the Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 8.2.1 be interpreted to comply with the alternate test for economic effect set forth in section 1.704-1(b)(2)(ii)(d) of the Regulations.

          8.2.2 In the event any Member would have a Deficit Capital Account at the end of any Company taxable year, the Capital Account of such Member shall be specially credited with items of Membership income (including gross income) and gain in the amount of such excess as quickly as possible.

          8.2.3 Notwithstanding any other provision of this Section 8.2, if there is a net decrease in the Company's minimum gain as defined in either Regulation section 1.704-2(d) or Regulation section 1.704-2(i)(4) during a taxable year of the Company, then, the Capital Accounts of each Member shall be allocated items of income

(including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member's share of the net decrease in Company minimum gain as determined under Regulation section 1.704-2(g)(2). This Section 8.2.3 is intended to comply with the minimum gain chargeback requirement of section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company's minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Governance Committee may in its discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Regulation section 1.704-2(f)(4).

          8.2.4 Items of Company loss, deduction and expenditures described in section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under section 1.704-2(i) of the Regulations shall be allocated to the Members' Capital Accounts in accordance with section 1.704-2(i) of the Regulations.

          8.2.5 Beginning in the first taxable year in which there are allocations of "nonrecourse deductions" (as described in section 1.704-2(b) of the Regulations) such deductions shall be allocated to the Members in the same manner as Net Profit or Net Loss is allocated for such period.

          8.2.6 In accordance with section 704(c)(1)(A) of the Code and section 1.704-1(b)(2)(i)(iv) of the Regulations, if a Member contributes property with a Gross Asset Value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for Federal income tax purposes (and not for Capital Account purposes), be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution in accordance with section 1.704-3(b) of the Regulations. In accordance with section 1.704-1(b)(2)(iv)(f) and (g) of the Regulations, if Company Property is properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such Property for Federal income tax purposes, depreciation, amortization and gain or loss, as computed for Federal income tax purposes, with respect to such Property, including "reverse" section 704(c) allocations, shall be determined so as to take account of the variation between the adjusted tax basis of such property to the Company and the book value of such Property in accordance with section 1.704-3(b) of the Regulations.

          8.2.7 Pursuant to section 704(c)(1)(B) of the Code, if any contributed property is distributed by the Company other than to the contributing Member within seven years of being contributed, then, except as provided in section 704(c)(2) of the Code, the contributing Member shall, solely for Federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Member under section 704(c)(1)(A) of the Code if the property had been sold at its fair market value at the time of the distribution.

          8.2.8 All recapture of income tax deductions resulting from sale or disposition of Company Property shall be allocated to the Member(s) to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

          8.2.9 Notwithstanding the foregoing, if, upon the final dissolution and termination of the Company and after taking into account all allocations of Net Income and Net Losses (and other tax items) under this Article VIII, the distributions to be made in accordance with the positive Capital Account balances would result in a distribution that would be different from a distribution under Section 8.3 below, then gross items of income and gain (and other tax items) for the taxable year of the final dissolution and termination (and, to the extent permitted under section 761(c) of the Code, gross items of income and gain (and other tax items) for the immediately preceding taxable year) shall be allocated to the Members or Permitted Transferees to increase or decrease Capital Account balances, as the case may be, so that the final distribution will occur in the same manner as a distribution under Section 8.3 below.

          8.2.10 Any credit or charge to the Capital Accounts of the Members pursuant to Sections 8.2.1, 8.2.2, 8.2.3, 8.2.4 and/or 8.2.5 hereof shall be taken into account in computing subsequent allocations of Net Profits and Losses pursuant to Section 8.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 8.1 and 8.2.1, 8.2.2, 8.2.3, 8.2.4 and/or 8.2.5 and shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article VIII if the special allocations required by Sections 8.2.1, 8.2.2, 8.2.3, 8.2.4 and/or 8.2.5 hereof had not occurred.

     8.3 DISTRIBUTIONS - Except as provided in Section 8.4, in the case of Tax Distributions (as defined below) for any Fiscal Year ending on or after the Effective Date, and in the case of all other distributions for any Fiscal Year ending on or after December 31, 2004, all Distributable Cash shall be distributed as of the end of the

Company's Fiscal Year and Distributable Cash and other property may be distributed at such other times as determined by the unanimous approval of the votes entitled to be cast by the Governance Committee representatives. Except as provided in Section 13.3, all distributions of Distributable Cash shall be made to the Members in the following order of priority:

          First, not later than five Business Days after the Company's
          Schedule K-1 for its preceding Fiscal Year has been completed, an amount to each Member equal to its Federal, state and local income tax liability attributable to the net taxable income (determined on an annual basis) allocable to such Member in the Fiscal Year for which such Schedule K-1 is being filed, provided, however, that such distributions shall not be made with respect to any federal, state or local income tax liability attributable to net taxable income allocable to such Member for the Fiscal Year in which there is a liquidation of the Company or a sale of substantially all of the Company's assets and, provided, further, that with respect to net taxable income allocable to the Fiscal Year ending on or after December 31, 2010, such distribution shall be made only after the Preferred Liquidation Preference has been paid in full. Such liability shall be calculated assuming that each Member is subject to tax at the highest combined Federal, state and local income tax rates applicable to an individual subject to tax at the highest marginal rates (a "TAX DISTRIBUTION");

          Second, to VMC the full amount of the Preferred Liquidation Preference or alternatively, the Yearly Preferred Payment in the full amount of $5 million per year as set forth in Section 5.7 above and, the balance, if any, 32 1/2% to VGl, and 22 1/2% to each of Hallmark, Henson, and VMC.

     8.4 LIMITATION UPON DISTRIBUTIONS - No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Contributions.

     8.5 ACCOUNTING PRINCIPLES - The profits and losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using the accrual method of accounting.

                                   ARTICLE IX
                                      TAXES

     9.1 ELECTIONS - The Governance Committee may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

     9.2 TAXES OF TAXING JURISDICTIONS - All amounts withheld pursuant to the Code or any provisions of any state or local tax law with respect to any distribution to the Members shall be treated as amounts distributed to the Members pursuant to Article VIII hereof for all purposes under this Company Agreement. The Governance Committee may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined, or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax interest and penalties so paid.

     9.3 TAX MATTERS PARTNER - Hallmark Sub shall be designated the tax matters partner of the Company pursuant to section 623(1)(a)(7) of the Code. If Hallmark Sub is no longer a Member or resigns as the tax matters partner, the Governance Committee shall designate one Member as the tax matters partner. Any Member designated as tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of section
6223) of the Code. Any Member who is designated tax matters partner may not take any action contemplated by sections 6222 through 6232 of the Code without the consent of the other Members. Hallmark Sub or any successor tax matters partner shall keep the Members apprised of any tax proceedings affecting the Company and consult with the other Members regarding the filing of any material tax elections not expressly addressed in the provisions of this Company Agreement. In addition, it shall provide a copy of the Company Tax Return thirty days prior to the filing of such return to the other Members, Hallmark Sub or the successor tax matters partner shall have discretion regarding the elections or the filing of tax returns, provided, however, that in preparing the tax returns of the Company, the tax matters partner will make those tax elections (or refrain from making those elections), and will only take reporting positions, which are in the overall best interests of the Members as a group. In determining the overall best interests of the Members, the tax matters partner will assume that all Members are subject to tax at the highest combined Federal. state and local income tax rates applicable to an individual subject to tax at the highest marginal rates. Hallmark Sub or the successor tax matters partner shall comply with all provisions of the Company Agreement with respect to taxes in the performance of its duties as tax matters partner. Hallmark Sub or the successor tax matters partner will not be liable to any other Member for any act or omission associated with its role as tax matters partner except to the extent that any action it takes or fails to take is in violation of this Agreement or constitutes gross negligence, fraud or a willful violation of law. Any reasonable cost or expense incurred by the tax matters partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings and the preparation of income tax returns, shall be paid by the Company. Notwithstanding the above, the calculation of the increase to the Capital Account of each of VMC and VGI to reflect the fair market value of the Company's assets, as set forth in Section 7.3.1 of this Company Agreement, shall be subject to the review and consent of VMC and VGI, which consent shall not be unreasonably withheld.

                                    ARTICLE X
                        TRANSFER OF MEMBERSHIP INTERESTS

     10.1 GENERAL

          10.1.1 PREFERRED INTEREST - Prior to the fifth anniversary of the Effective Date, no Member may Transfer all or any part of its Preferred Interest other than in connection with its Transfer of all of its Common Interests, by way of a Permitted Transfer in accordance with Section 10.3; provided, however, that (i) a Preferred Interest may be Transferred in whole (but not in part) separate from the Common Interest upon the unanimous consent of the votes entitled to be cast by the Governance Committee representatives, which consent shall not be unreasonably withheld or delayed, provided that the proceeds of any such Transfer shall be used solely to fund NICC Programming and activities related thereto and (ii) a Member may pledge all or any part of its Preferred Interest apart from its Common Interest without the consent of the Governance Committee as provided in Section 10.3.4. Each Member hereby acknowledges the reasonableness of the restrictions on the Transfer of the Preferred Interest imposed by this Company Agreement in view of the Company's purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specially enforceable.

          10.1.2 COMMON INTERESTS - Notwithstanding anything to the contrary contained herein, except as specifically provided by this Article X, no Member may, directly or indirectly, Transfer any part of its Common Interest other than by way of a Permitted Transfer or any Change of Control or other Transfer of any Ultimate Beneficial Owner. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer of the Common Interests imposed by this Company Agreement in view of the Company's purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable.

     10.2 CHANGE OF CONTROL - Upon a Change of Control of any Member, such Member shall no longer be entitled to representation on either the Governance Committee or the Programming Advisory Committee; provided that for the purposes of the Hallmark Program License Agreement and the Henson Program License Agreement, such Member shall still be deemed to own its Membership Interests,

     10.3 PERMITTED TRANSFERS - Notwithstanding anything to the contrary contained herein, the following transfers of Membership Interests shall be permitted ("PERMITTED TRANSFERS") and the Permitted Transferee of a Membership Interest shall have the same rights as the Transferring Member had in respect thereof under this Company Agreement except as otherwise provided herein;

          10.3.1 Transfers After Five Years - At any time after the fifth anniversary of the Effective Date, the Members may Transfer all, but not less than all, of their Common Interest, provided such Transfer is otherwise in compliance with Section 10.4 of this Company Agreement.

          10.3.2 Transfers to Affiliates - A Member may Transfer all or part of its Membership Interest, directly or indirectly, to an Affiliate of such Member.

          10.3.3 Transfers between Members - Each Member may Transfer all, but not less than all, of its Membership Interests, directly or indirectly, to another Member or to an Affiliate of another Member.

          10.3.4 Pledging - A Member may Transfer, by way of a bona fide pledge, all or any part of its Preferred Interest or Common Interests to any Bank as collateral for a loan from such Bank, and upon foreclosure upon such loan, without any further action of the Members, such Bank shall be deemed to be a Substitute Member hereunder in respect of that portion of the Preferred Interest or Common Interest foreclosed upon; provided, however, that such Bank shall not be entitled to representation on the Governance Committee or the Programming Advisory Committee.

          10.3.5 Transfers between VMC and a NICC successor - VMC may Transfer all, but not less than all, of its Membership Interest to any successor entity of NICC as long as such entity is a broadly-based multi-denominational religious coalition.

     10.4 RIGHT OF FIRST OFFER - At any time after the fifth anniversary of the Effective Date, a Member (the "OFFERING MEMBER") may offer to Transfer to any Person who is not an Affiliate of such Member all of the Common Interest of the Offering Member (the "OFFERED INTEREST") in a bonafide, arm's-length sale transaction (a "THIRD-PARTY SALE"), subject to the right of first offer set forth in this Section 10.4;

          10.4.1 Priority consummating any Third-Party Sale, an Offering Member shall deliver to each other Member (the "OFFEREES") a written notice (an "OFFER NOTICE") specifying (i) the aggregate amount of consideration (the "OFFER PRICE") for which such Offering Member proposes to Transfer the Offered Interest in such proposed Third-Party Sale, (ii) the identity of the purchaser in such proposed-Third Party Sale, and (iii) all other material terms of such proposed Third-Party Sale.

          10.4.2 Each Offeree shall have thirty (30) days following the delivery of the Offer Notice (the "ROFO ACCEPTANCE PERIOD") in which to accept its pro rata share of the Offered Interest (proportionate to each Offeree's Sharing Ratio). Such acceptance shall be by delivery of a written notice (an "INITIAL ACCEPTANCE NOTICE") to such Offering Member. If any Offeree does not accept its pro rata share of the Offered Interest, the Offering Member shall deliver to the Offer who delivered Initial Acceptance Notices a written notice (a
"SECOND OFFER NOTICE") specifying the portion of the Offered Interest that was not accepted during the ROFO Acceptance Period. Such Offerees shall have (30) days following the delivery of the Second Offer Notice (the "SECOND ROFO ACCEPTANCE PERIOD") in which to accept the entire Offered Interest. Such acceptance shall be by delivery of a written notice (a "SECOND ACCEPTANCE NOTICE" and, together with the Initial Acceptance Notice, an "ACCEPTANCE NOTICE") to such Offering Member. If the Offerees, individually or in the aggregate, deliver Acceptance Notices within the ROFO Acceptance Period or the Second ROFO Acceptance Period, as applicable, accepting all (and not less than all) of the Offered Interest, the Offering Member will Transfer the Offered Interest to such electing Offeree(s) (the "PURCHASING MEMBERS") in their proportionate shares in accordance with the Acceptance Notice(s) and the terms and conditions set forth in Sections 10.4.3 and 10.4.4 below, provided, that if two Offerees deliver Second Acceptance Notices, the pro rata share of the non-accepting Offeree shall be allocated pro rata to each such Offeree (proportionate to its Sharing Ratio).

          10.4.3 If an Acceptance Notice is timely given, the Purchasing Member(s) and the Offering Member shall schedule a closing to be held on or before (i) the later of 180 calendar days after delivery of the latest Acceptance Notice to the Offering Member, or (ii) if HSR or other regulatory requirements are applicable to the Transaction, then within 10 calendar days after the expiration or early termination of the

HSR waiting period or the completion of other applicable regulatory proceedings. The parties agree to cooperate with each other in filing all necessary notices and related materials to comply with the provisions of HSR or other regulatory requirements, if applicable. At such closing, the parties shall execute appropriate documents to effectuate such sale, and the Offering Member shall represent and warrant in writing that the Offering Member is the owner and holder of the Offered Interest, free and clear of all claims, liens, options, charges, encumbrances or rights of others and that the Offering Member is the record and beneficial owner of the Offered Interest and has the full right, power and authority to convey the Offered Interest to the Purchasing Members.

          10.4.4 The Purchasing Members shall pay to the Offering Member at the closing the price for the Offered Member's Offered Interest by delivery of same-day funds; provided, however, that any Purchasing Member may elect to pay up to 50% of the purchase price by delivery of common stock of such Member (or its parent company having the largest equity market capitalization) having an equivalent market value, but only if (a) such stock is traded on a national securities exchange (including the NASDAQ National Market System), (b) such stock is either registered for resale or otherwise freely transferable without registration or has mutually agreeable registration rights and (c) the aggregate market value of such stock held by non-affiliates of such Member is equal to or greater than $2 billion. If a Purchasing Member elects to make a partial payment of the purchase price by delivery or such common stock, such Member shall arrange for the sale of the common stock as soon as reasonably practicable but in any event within 90 days to or through an investment banking firm of recognized national standing selected by such Member and will pay in cash to the Offering Member out of the proceeds of such sale, the amount of the purchase price payable by it and not previously paid in cash (the "UNPAID AMOUNT"). If the proceeds of such sale are less than the Unpaid Amount, then such Member shall pay to the Offering Member an amount equal to the Unpaid Amount (and any additional cash paid to such Purchasing Member shall, for all tax purposes, be treated as an adjustment to the purchase price). If the proceeds of such sale are more than the Unpaid Amount, then such Member shall pay to the Offering Member an amount equal to the Unpaid Amount plus 50% of any such excess. In addition, the Purchasing Member shall be responsible for all costs, fees and expenses (including without limitation commissions, charges, and fees and expenses of any brokers, attorneys and other advisors and any transfer taxes associated with the issuance of the common stock in lieu of cash) incurred or suffered by such Purchasing Member or the Offering Member, in connection with the Purchasing Member's use of common stock as payment in lieu of cash, such that the amount received by the Offering Member shall be equal to the amount that the Offering Member would have received (net of any taxes that would have been applicable thereon) had such Purchasing Member paid the entire amount of the purchase price payable by cash.

          10.4.5 If the Offerees, individually or in the aggregate, do not accept the total Offered Interest, then the Offering Member may transfer the Offered Interest in a Third-Party Sale on terms and conditions no more favorable to the unaffiliated third party purchaser than those contained in the Offer; provided, however, that if such transfer is not consummated within 120 days of the date on which the Offering Member first becomes entitled to effect such transfer, then any subsequent transfer by the Offering Member shall again become subject to the Offerees' right of first offer set forth in this Section 10.4.

          10.4.6 The permitted Transfers set forth in Sections 10.3.2 through
10.3.5 of this Company Agreement shall not be subject to the right of first offer set forth in this Section 10.4.

     10.5 REQUIREMENTS OF TRANSFER - In addition to the other requirements hereunder, no transfer of a Membership Interest in the Company shall be effective unless and until (a) the Company and the non-Transferring Members have received written notice (including the name and address of the proposed transferee of donee and the date of such transfer) of such transfer; (b) the Company has received an opinion of counsel satisfactory to the Governance Committee that such assignment is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and Federal securities laws; and (c) the Company has received from the transferee the information and agreements that the Governance Committee may reasonably require, including but not limited to any taxpayer identification number and any agreement that may be required by any Taxing Jurisdiction.

     10.6 TRANSFERS NOT IN COMPLIANCE WITH THIS ARTICLE VOID - Any attempted Transfer of a Membership Interest, or any part thereof, not in compliance with this Article X shall be, and is declared to be, null and void ab initio.

                                   ARTICLE XI
                            DISSOCIATION OF A MEMBER

     11.1 DISSOCIATION - A Person shall cease to be a Member upon the happening of the Member's becoming a Bankrupt Member.

                                   ARTICLE XII
                         ADMISSION OF ADDITIONAL MEMBERS

     12.1 ADMISSION OF SUBSTITUTE MEMBERS - Subject the provisions; of Article
X hereof, an assignee of all of the Common Interests of an Initial Member shall be admitted as a Substitute Member and have all the rights and powers and be subject to all the restrictions and liabilities of the Member originally holding the Common Membership Interests.

     12.2 ADMISSION OF ADDITIONAL MEMBERS - An Additional Member shall be admitted as a Member and have all the rights and powers and be subject to all the restrictions and liabilities pursuant to this Company Agreement upon unanimous approval of the votes entitled to be cast by the Governance Committee representatives pursuant to Section 6.2 hereof.

                                  ARTICLE XIII
                           DISSOLUTION AND WINDING UP

     13.1 DISSOLUTION - The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

          13.1.1 written document indicating the unanimous written consent of all of the votes entitled to be cast by the Governance Committee representatives; and

          13.1.2 the entry of a decree of dissolution pursuant to Section 18-802 of the Act.

     13.2 EFFECT OF DISSOLUTION - Upon dissolution, the Company shall cease carrying on its business except insofar as may be necessary to complete the winding up of the affairs of the Company, but its separate existence shall continue until the Certificate of Dissolution has been issued by the Delaware Secretary of State.

     13.3 DISTRIBUTION OF ASSETS ON DISSOLUTION - Upon the winding up of the Company, the Company Property shall be distributed as follows:

          13.3.0.1 to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company Liabilities; and

          13.3.0.2 to VMC, the Preferred Liquidation Preference

          13.3.0.3 to all Members in accordance with positive Capital Account balances taking into account all allocations under Article VIII and Capital Account adjustments for the Company's taxable year in which the liquidation occurs.

          13.3.1 Liquidation proceeds shall be paid by the end of the Company's taxable year or, if later, within 90 days after the date of liquidation. Such distributions shall be in cash or Property or partly in both, as determined by the Governance Committee.

     13.4 WINDING UP AND CERTIFICATE OF DISSOLUTION - The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made and all of the remaining property and assets of the Company have been distributed to the Members. Upon the Completion of winding up of the Company, a certificate of dissolution shall be delivered to the Secretary of State for filing. The certificate of dissolution shall set forth the information required by the Act.

                                   ARTICLE XIV
                                    AMENDMENT

     14.1 COMPANY AGREEMENT MAY BE MODIFIED - This Company Agreement may be modified as provided in this Article XIV (as the same may, from time to time be amended). No Member shall have any vested rights in this Company Agreement which may not be modified through an amendment to this Company Agreement.

     14.2 AMENDMENT OR MODIFICATION OF COMPANY AGREEMENT - This Company Agreement may be amended or modified from time to time only by a written instrument executed by the representatives of the Governance Committee representing 100% of the votes entitled to be cast by the Governance Committee representatives.

                                     ARTICLE XV
                              MISCELLANEOUS PROVISIONS

     15.1 ENTIRE AGREEMENT - This Company Agreement represents the entire agreement among all the Members and between the Members and the Company.

     15.2 NO PARTNERSHIP INTENDED FOR NONTAX PURPOSES - The Members have formed the Company under the Act and expressly do not intend hereby to form a partnership under either the Delaware Uniform Partnership Act nor the Delaware Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

     15.3 RIGHTS OF CREDITORS AND THIRD PARTIES UNDER COMPANY AGREEMENT - This Company Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members and their successors and assignees. This Company Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person (other than Indemnitees pursuant to Section 5.4). Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Company Agreement (other than Indemnitees pursuant to Section 5.4) or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

     15.4 CONFIDENTIALITY - Each of the Members acknowledges that, in their capacity as such, they will have access to trade secrets and confidential information of the Company (collectively, the "INFORMATION"), and they each agree that such Information belongs exclusively to the Company. The Information shall include any information which is or has been disclosed to a Member, or of which such Member became aware as a consequence of or through its status as a Member of the Company, which has value to the Company, is not generally known by the public or the Membership's competitors and which is treated by the Company as confidential, whether or not such material or information is marked "confidential," including, but not limited to, information concerning: (a) existing and proposed programming concepts and marketing techniques; (b) existing or potential distributors of such programming and relationships with the Company's advertisers and key contacts; (c) the business or operations of the Company; or (d) the sales methodology, products, methods, price lists, contract terms, pricing strategy, quoting procedures and financing of the Company; provided, however, that this obligation shall not apply to any information (and, as used in this Company Agreement, the term Information shall not include any information) that is: (1) ascertainable from public or published information or trade sources (provided such information has not been made public from any act or omission of the disclosing Member), (ii) required to be disclosed by law, rule, regulation or court order; or (iii) is already known to such Member prior to disclosure in accordance with this Company Agreement or is independently developed by such Member. Each Member acknowledges and agrees that the Information is a unique asset of the Membership which is of a confidential nature and has significant value and that the disclosure of all or any part of the Information to third Persons may be damaging to the Company. Each Member agrees that, during the term of the Company, it will keep confidential and not directly or indirectly divulge, furnish or make accessible to anyone any of the Information, unless (i) the Governance Committee determines that such disclosure would be in the best interest of the Company; (ii) such disclosure is necessary in order for such Member to enforce its rights or perform its obligations under this Company Agreement, (iii) such disclosure is required by law, rule, regulation or court order or by rule of any stock exchange or similar entity listing the securities of an Affiliate of such Member, or (iv) such disclosure is to financial representatives, counsel, accountants or business advisors of such Member or to a prospective acquiror of such Member's or any of its parent's business or assets, provided, that such Persons agree to be bound by a similar, appropriate confidentiality agreement.

     15.5 PUBLIC ANNOUNCEMENTS - No Members shall issue any press release or otherwise make any public statements with respect to the Company without the prior consent of all of the votes entitled to be cast by the Governance Committee representatives, which consent shall not be unreasonably withheld; provided, however, that a Member may, without such prior consent, issue such press release or make such public statement as may be required by law or any listing agreement to which such Member (or any parent of such Member) is a party with a national securities exchange if such Member has used all reasonable efforts to obtain such consent but has been unable to do so in a timely manner.

     15.6 AGREEMENT, EFFECT OF INCONSISTENCIES WITH ACT - For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Company Agreement hereby agree to the terms and conditions of this Company Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that this Company Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of this Company Agreement expressly incorporates Federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Company Agreement shall govern, even when inconsistent with, or different than the provisions of the Act or any other law or rule. To the extent any provision of this Company Agreement is prohibited or ineffective under the Act, this Company Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Company Agreement that was formerly invalid valid, such provision shall be considered to be valid from the Effective Date of such interpretation or amendment. The Members hereby agree that each Member shall be entitled to rely on the provisions of this Company Agreement, and no Member shall be liable to the Company or to any other Member for any action or refusal to act taken in good faith reliance on the terms of this Company Agreement. The Members and the Company hereby agree that the duties and obligations imposed on the Members of the Company as such shall be those set forth in this Company Agreement, which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

     15.7 NOTICE

          15.7.1 Any notice to any Member shall be at the address of such Member set forth in Exhibit A hereto or such other mailing address of which such Member shall advise the Company in writing. Any notice to the Company shall be at the Principal Office of the Company as set forth in Section 1.6 hereof or such other address as amended by the Governance Committee, upon due notice to each Member in accordance with this Section 15.7.

          15.7.2 Any notice hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or sent by United States mail, or by facsimile transmission, and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight courier, when actually received, (iii) if sent by facsimile transmission, on the date sent, and (iv) if delivered by hand, on the date of receipt.

     15.8 LEGEND Any and all membership certificates currently held or subsequently acquired representing Membership Interests subject to the provisions hereof will bear the following legend on each of their respective reverse sides:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN."

     15.9 INTERPRETATION. The Table of Contents and headings contained in this Company Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Company Agreement. Whenever the words "include," "includes," or "including" are used in this Company Agreement, they shall be deemed to be followed by the words "without limitation".

     15.10 BINDING EFFECT. Subject to the provisions of this Company Agreement relating to transferability, this Company Agreement shall be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

     15.11 SEVERABILITY. If any provision of this Company Agreement or the application of any such provision to any Person or circumstance shall be held invalid, the remainder of this Company Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.

     15.12 MULTIPLE COUNTERPARTS. This Company Agreement may be executed in one or more counterparts, each of which shall be deemed an original, with the same effect as if signatures thereto and hereto were upon the same instrument.

     15.13 REMEDIES CUMULATIVE. The remedies under this Company Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled.

     15.14 WAIVER. Any waiver, or claimed waiver, sought to be enforced against a Member shall not be effective unless contained in a signed writing made by such Member.

     15.15 ACKNOWLEDGMENT. The Members hereby expressly acknowledge that payments to be made to VMC in respect of the Preferred Interest pursuant to
Section 5.7 may be made directly to any party to which VMC owes amounts pursuant to the indemnification provisions of the Purchase Agreement or the Contribution Agreement.


                                   * * * * *

                                   CERTIFICATE

     The undersigned hereby agree, acknowledge and certify that the foregoing Company Agreement constitutes the Amended and Restated Company Agree of Odyssey Holdings, L.L.C. adopted by the Members of the Company November 13, 1998.



                                           MEMBERS:

                                           VISION GROUP INCORPORATED

                                           By: /s/ DAVID B. KOFF
                                              --------------------------------
                                              Name: David B. Koff
                                              Title: Senior Vice President

                                           VISN MANAGEMENT CORP.

                                           By: /s/ WILFORD V. BANE, JR.
                                              --------------------------------
                                              Name:  Wilford V. Bane, Jr.
                                              Title: President VMC

                                           HEN DOMESTIC HOLDINGS, INC.

                                           By: /s/ WILLIAM J. ALIBER
                                              --------------------------------
                                              Name: William J. Aliber
                                              Title: Vice President

                                           HENSON CABLE NETWORKS, INC.

                                           By: /s/ CHARLES RIVKIN
                                              --------------------------------
                                              Name:  Charles Rivkin
                                              Title: Co-President and Chief
                                                     Operating Officer